Exhibit 99.1

Tetra Tech Elects Albert Smith as New Board Member

Pasadena, California.  Tetra Tech, Inc. (NASDAQ:  TTEK) announced today that the board of directors has elected Albert Smith to serve as a new director and a member of the audit committee.  The board now totals seven members and includes six outside directors.

Mr. Smith is a member of the Secretary of Defense’s Defense Science Board, serving since 2002.  He was Executive Vice President of Lockheed Martin and President of its Integrated Systems & Solutions business until 2004.  From 1999 to 2003, Mr. Smith was President of Lockheed Martin’s Space Systems Company.  Prior to that, Mr. Smith was President of Government Systems at Harris Corporation.  He has also worked for the Central Intelligence Agency, where he received the Intelligence Medal of Merit.  Mr. Smith has served as chairman of International Launch Services’ board of directors and director of the Space Foundation.

Li-San Hwang, Tetra Tech’s CEO, said, “Mr. Smith’s distinguished background will help Tetra Tech expand and shape our presence in the systems support and security market.  This market, along with our water resources market, is a strategic area of growth for the Company.”

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering and technical services.  With nearly 8,000 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management, infrastructure and communications.  Tetra Tech’s services include research and development, applied science and technology, engineering design, program management, construction management, and operations and maintenance.

CONTACT:  Mike Bieber, (626) 351-4664

Any statements made in this release that are not based on historical fact are forward-looking statements.  Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future.  However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed.  For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Risk Factors” included in the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.